Investor Day 2026
November 10, 2026 9:30 AM

CORPORATE SPEAKERS:

Marcus Rogier

Worthington Enterprises; Treasurer & Investor Relations Officer

Joseph Hayek

Worthington Enterprises; President, Chief Executive Officer

Jimmy Bowes

Worthington Enterprises; President, Building Performance Solutions

Steve Caravati

Worthington Enterprises; President, Trade & Specialty Solutions

Colin Souza

Worthington Enterprises; Vice President, Chief Financial Officer

Marcus Rogier:

[Slide 1]

Good morning and welcome to Worthington Enterprises 2026 Investor and Analyst Day. My name is Marcus Rogier and I'm the Treasurer and Investor Relations Officer. We appreciate everyone joining us in person and online today. Before we get started, we have a few housekeeping items we'd like to cover. First, today's presentation has been posted to our investor relations website and it can be downloaded at ir.worthingtonenterprises.com. Second, we plan to have a question and answer session at the very end of today. So for everyone in the room, we would kindly ask, please hold questions until the end and we'll come around with a microphone. For anyone joining online, you're welcome to submit questions throughout the presentation using the ask a question tab. We'll collect those and address them during the Q&A session as time permits.

[Slide 2]

Third, I'd like to note that certain statements made today are forward-looking within the meaning of the 1995 Private Securities Litigation Reform Act. These statements are subject to risk and uncertainties that could cause actual results to differ materially from those suggested. Please refer to our recent SEC filings for additional information regarding risk factors.

[Slide 3]

In addition, today's discussion will include non-GAAP financial measures. We've included reconciliations of these measures to the most directly comparable GAAP measure in the appendix of the presentation materials.

[Slide 4]

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Lastly, today's event is being recorded and a replay will be available later today on our investor relations website. At this point, I'll hand it off to our President and CEO, Joe Hayek, to get us started.

Joe Hayek:

[Slide 5]

Morning everybody. Thanks for being here. Thank you to those online for joining us as well. As Marcus said, my name's Joe Hayek. I'm President and CEO of Worthington Enterprises. Been in my seat for a couple years now. Our last Investor Day was in October 2023, just a few weeks before we separated from our steel processing business. At that time, we shared more about our standalone strategies and we laid out a set of targets. Shortly thereafter, we began to operate as Worthington Enterprises and lots changed since then. This morning we will walk through how we've evolved, what we've accomplished since that separation, where we still have room to improve, how we leverage the Worthington Business System to drive our performance, and we'll spend a fair amount of time on why we're so excited about what we have in front of us. Before we dive in, here's how the morning will run and who you'll hear from.

[Slide 6]

We'll have four sections with a common theme that runs through each, proven strength and greater ambition. We'll start with the company, talk about the company as a whole and the business system that connects it and powers it. Jimmy Bowes will walk us through building performance solutions and show you how engineered solutions, innovation, and execution are creating growth opportunities for us. Steve Caravati will follow with trade and specialty solutions and he'll show you how leading brands and innovation are driving growth across professional trades and consumer applications. Colin Souza, who's our CFO, will close with our financial performance, our capital allocation priorities, and the updated long-term targets that we will be introducing today. We will save plenty of time at the end for questions. And Katlyn Sterner, the CEO of WAVE will join the four of us upfront.

[Slide 7]

If we do a really good job up here today, there are five things that we would want you to take away from our time together. First is our business is operating and performing at a higher level than it was three years ago at separation. We've grown organically, we've expanded our earnings, and we've increased cash generation despite the fact that several of our end markets have remained challenged. Second, we have a proven model. The Worthington Business System or WBS is how we create and drive value across the company. We innovate to grow organically, we transform to expand our margins, and we acquire to add capabilities and strengthen our businesses. Importantly, we believe and we have shown that this approach is scalable. Third, we hold leading positions in attractive categories and niche markets. In fact, more than 80% of our adjusted EBITDA comes from businesses where we are a leader in that market with resilient demand driven by the nature of those markets and by the valuable products and solutions that we provide. Fourth, we have multiple avenues for growth. Across the company, those include innovation, margin improvements, acquisitions, and attractive new applications for capabilities that we already have. Fifth, and finally, our financial strength gives us the capacity to pursue these opportunities, particularly the ones that generate the highest long-term returns. Our balance sheet, our margins, our free cash flows give us the flexibility to continue investing in our businesses while pursuing acquisitions and returning capital to shareholders.

[Slide 8]

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Let's start with a look back at the long-term targets that we laid out three years ago and how we've performed against them. Nearly three years in, we have met or exceeded two of those targets and we're making solid progress toward the third. We said we wanted to grow our sales six to 8% a year. We have grown sales at a 6% CAGR from 1.2 billion in fiscal 2024 to 1.4 billion on a TTM basis. That is despite the deconsolidation of our SES business in fiscal 2025, which was about $130 million. That's been supported by both organic growth and by discipline acquisitions, including 9% organic growth in fiscal 2026 alone. We also said we wanted to reach a 24% adjusted EBITDA margin. We're at 20% in fiscal 2024 and we're at 21% today. We are not where we want to be yet, but we have made meaningful progress and Colin will walk you through how we intend to close that gap.

Our 2023 framework also included a free cash flow conversion target. Today, we're converting 116% of adjusted net earnings into free cash flow on a TTM basis. That level will move around over time, but our business has consistently converted earnings into cash, even as we've funded elevated modernization investments in the last few years. We've grown our revenues, margins, and cash flows despite some sustained macro headwinds across several of our end markets, which you can see on the next slide.

[Slide 9]

So this isn't typically a slide full of charts that you'd want to see at an investor presentation, but we do think that it's helpful context. As we all know, interest rates have remained elevated for some time, which has weighed on commercial construction. The Architecture Billings Index, ABI, has been in contraction territory for an extended period of time. Private non-res spending, excluding data centers has certainly been under pressure. Higher rates have also affected residential construction and existing home sales while consumer sentiment reached a record low in May of 2026. The point here is despite these sustained headwinds, we've performed very well. And additionally, we have built a very resilient business through this time period with leading positions in markets that matter. And while we believe that we would benefit if and when market conditions improve, the long-term goals that Colin will share with you later today are not dependent on a broad-based macro recovery.

[Slide 10]

Since the separation, our identity has become more clear . Worthington Enterprises designs and manufactures market leading products and essential solutions that improve everyday life across building, trade and specialty applications. There are two words in that statement that I think are particularly important, essential and every day. For most of our businesses, essential means products that are required, specified, or replaced when something fails. And every day means that our products are part of the places where people live, work, and spend their time, even though those products are often taken for granted or go unnoticed, which is just fine with us. Take a look around this room, for instance. Take a look at the ceilings. Consider the steel studs behind these walls, the components of the HVAC system, an ASME water or heating tank that's in the stairwell or in the mechanical room, and the professional tools that it took and that it takes to construct and maintain the space that we're in. These are our products and they're helping to make a space work, even if most people never think about those products or the way that they help buildings perform. Let me show you a bit more about what that looks like with a short video.

Video:

Every day begins in a space, in a farmhouse, in a high rise, at home, at work, and sometimes wherever you create it, spaces that are ready, comfortable, easy. We don't always think about what makes it all work. We just expect it to, but behind those everyday moments are products designed to help spaces

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perform, products engineered and made by Worthington Enterprises, products that help manage airflow, protect buildings, warm homes, equip professionals, fuel experiences, and behind those products are people who understand what it takes to get every detail right, people who engineer, who make, who innovate, all with one purpose, delivering for customers who depend on us, not just today, but for decades to come. From OEMs and distributors to professionals in the trades, people tackling a project or enjoying time together. Our products show up in different ways, but they're connected by the same expectation, innovation that delivers, performance you can rely on because reliability isn't optional, neither is quality, and innovation isn't just about what's new.

It's about what's possible, a job made easier, a more efficient process, prioritizing safety, and saving precious time and resources, enabling beautiful spaces and memorable experiences, helping our customers do more so they can deliver more for their customers. And our people understand what these products make possible once they leave their hands, supporting the performance of essential applications and critical facilities, trusted tools and specialty brands that help people get the job done right, products that elevate the spaces and experiences of everyday life, from the people who engineer them, to the people who make them, to everyone who depends on them. At Worthington Enterprises, we're building on our strengths and growing with purpose and greater ambition for what's ahead, improving everyday life by elevating spaces and experiences.

Joe Hayek:

[Slide 11]

Okay, what'd you think? All right. So yeah, I hope that gives you a real sense of the essential role that many of our products play across building, trade and specialty applications. Now this slide highlights many of our brands and where you would see them most often in commercial buildings, in homes, and then down the middle there in both. In building performance solutions or BPS, many of these products are specified by engineers and installed by contractors. They often stay in place for an extended period of time, but they are replaced and updated as buildings are maintained over years and over decades. As those buildings are maintained, our products play an important role as well. On the trade and specialty side, or TSS, we serve professional tradespeople and consumers and DIYers with durable products that establish a customer relationship and with consumables that drive recurring purchases related to specific jobs or needs.

[Slide 12]

Across the company, we hold leading positions in attractive niches. That's great, but why is it relevant? It's relevant and for us, it's powerful because what matters about that is how our business model is tailored to the unique dynamics of markets like this. These are specialized categories, ceiling suspension systems, metal framing, commercial metal roof clips, portable torches and fuel and helium, just to name a few. These categories, engineering expertise, qualifications, customer relationships, tight supply chains, and reliability are all critical success factors. These categories are highly technical and, in most cases, they're regulated or code driven. They require expertise, extensive qualifications, and close customer relationships that creates meaningful barriers to entry.

We've successfully built leading positions in these industries by one, understanding what customers need, two, engineering solutions that make their work easier, and three, supporting our customers and their customers with trusted brands that are underpinned by longstanding relationships. One of the most important common threads between building performance and trade and specialty is what Worthington brings to these businesses, primarily shared engineering, design, manufacturing, sourcing,

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distribution, brand management, and back office support. Those capabilities help protect our market positions over time, and when we execute well, those positions support attractive margins, strong customer relationships, and strong cash flows.

[Slide 13]

The nature of the underlying drivers of our demand, I think are an important part of the story. And being described as resilient doesn't mean that something is immune to all economic ups and downs, but in our case, it means that a meaningful portion of our demand is tied to maintenance, repair, and replacement work. All that necessarily continues across and through different market environments.

A few stats that will probably help explain our base of business a bit better. First, 80% of our adjusted EBITDA is driven by products that are used by contractors. Much of that is job-driven demand. A contractor buys what the job requires, making that demand less dependent on consumer sentiment. 60% of our adjusted EBITDA is tied to non-residential activity. Non-res is a broad and it's a diversified market, sometimes characterized by longer cycle projects and differentiated demand profiles than single family housing. And finally, 57% of our adjusted EBITDA is tied to repair and replacement. The installed basis of buildings in the US is massive, and that base ages every day. Roofs fail, water heaters need to be replaced, ceilings get torn out and redone. That constant churn creates need-based demand that is not dependent on new construction. These percentages overlap and that is intentional, but together they describe the nature of the end market demand dynamics that we see. We are diversified across customers and across end markets with a meaningful portion of demand that's driven by non-discretionary work.

[Slide 14]

There are also several long-term trends across markets that play to the strengths of our company and create opportunities for us to grow. First, regulatory complexity. In many categories, compliance and certifications matter. It favors companies like us with the expertise and the qualifications to help customers navigate those requirements. Second, repair and replacement. As I just mentioned, that's 57% of our adjusted EBITDA. Third, skilled labor scarcity. Our products and solutions can and do make jobs easier, faster, and more productive for contractors. As we all know, skilled labor has become harder to find. That's a dynamic that's likely to persist. Our products are increasingly designed to save our customers or their customers time on a job. That'll become increasingly important and importantly for us, that dynamic allows us to compete on the value that we create, not simply on the price we can offer. Fourth, data center infrastructure and thermal management, which is a newer growth opportunity for us, but it is not tied to a single product. Across building performance solutions, we participate in liquid cooling, structural ceilings, framing, and components of an HVAC system. Jimmy will walk you through how those pieces fit together and where we see the greatest opportunities. And fifth and finally, reshoring and domestic manufacturing. We have a predominantly US manufacturing footprint, which gives us an advantage through shorter supply chains, responsiveness, product availability, and the ability to work closely with customers on specialized applications. I'd make one broader point. It's been a week since the election. It's a bit early to predict any tangible impacts to our business as the policy environment inevitably evolves, but we've been in business for more than 70 years. And some of our brands have been around even longer. We've operated through many political and economic cycles, and we don't expect that the election will lead to meaningful changes in the long-term drivers for our markets or for our strategy. Together, what's on this page create additional opportunities for businesses that already hold strong positions in their markets.

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[Slide 15]

That's our company and that's how we're positioned. Let's turn to how we run the business and how we drive growth. The Worthington Business System is a common set of disciplines across our businesses. It's been an important contributor to the performance that we've delivered, but it gives us a consistent way to improve the businesses that we own, including those that we acquire as well.

[Slide 16]

It starts with our philosophy and the principles that have guided Worthington for more than 70 years. Philosophy dates back to our founding in 1955 by John H. McConnell, and it still guides how we operate today. It starts with a simple objective: earn money for our shareholders and increase the value of their investment. It goes on to state that the best measure of achieving that objective is consistent growth in earnings per share. The founder's perspective was clear: the company's success depends on the performance of our people who are our most important asset. That principle still shapes how we run the business today. You can see it in profit sharing, our focus on safety, our focus on continuous improvement and the mindset that we embrace, always being led by the people who are closest to the work.

[Slide 17]

Our philosophy sits at the center of the Worthington Business System and around it are three growth drivers, innovate, transform, and acquire. Innovation drives organic growth. Transformation improves our businesses, expands margins, and generates more cash and acquisitions add capabilities and give us new platforms for growth. These aren't separate corporate initiatives and they're much more powerful together inside the businesses and each reinforces the others. We acquire companies where we believe that Worthington can add value. We apply our operating disciplines to make those companies better and we use customer insights and innovation to find new ways to grow newly acquired companies and value streams. Many of you have heard me say this: our strategy is not complicated. We intend to keep it that way. We apply the same disciplines across the company month after month, quarter after quarter, that consistency is what makes this system repeatable and it allows our people to move faster and deliver better results. We'll walk through each of the value drivers quickly.

[Slide 18]

Innovation is one of the ways that we grow organically and we have spent years building and refining that capability. We've dedicated engineering and innovation teams that start with our customers' needs and then design and develop solutions that make their work easier. Those insights often come directly from our customers, distributors, contractors, retailers, and the end users who ultimately use or benefit from our products. These insights lead to solutions that solve real problems, deepen customer relationships, and create new avenues for growth. As those relationships strengthen, we often identify new needs and we can bring timely solutions to market as a result. Getting that part right is what makes innovation a repeatable growth engine rather than a series of one-off product launches. Today, I believe that we have the broadest and most exciting pipeline of new products and opportunities in our history, including several that we believe have the potential to become meaningful growth platforms. In addition, we are increasingly partnering with outsource manufacturing partners to handle some or all of the production here, allowing our teams to focus on what we do best, design, engineering, and understanding our customers' needs. This more capital light approach enables us to bring innovative

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products to market faster. It limits our initial capital investments and it enables us to pursue more opportunities with attractive returns.

[Slide 19]

Next is transformation. Transformation is how we continuously improve the businesses that we already own. There are three levers that we're primarily focused on here. The first is 80/20. 80/ 20 is a bit more than a year old at Worthington and we use it to focus our resources on the customers, products, and the opportunities that we think will create the most value. We started 80/20 in our water business last year, and Jimmy will walk you through some of the results that we're seeing there. Our success in the water business gives us an early proof point. Portable fuel and torches where we have very recently rolled out the 80/20 discipline will give us the opportunity to deepen our expertise and go even faster as we expand the penetration of 80/20 into our value streams. Second is automation. We're leveraging automation to improve quality, productivity, and consistency while also helping us to modernize our facilities and create an environment where our people become active problem solvers rather than manufacturing or clerical associates. We see the impact of automation in areas on our manufacturing floors and in back office operations like repetitive order processing or claims management. Third is AI. We're using AI in practical ways to improve our decision-making and make our teams more effective. In fiscal 2026, we estimate those applications allowed our teams to free up 25,000 hours and redeploy that time and energy to higher value activities. The common thread for us in transformation is continuous improvement. We're taking the businesses that we own and we're making them more productive and we're positioning them to grow. And the financial results and the impact is visible in our margin performance, including a nearly 200 basis point reduction in our SG&A as a percentage of sales in fiscal 2026. Again, it's easy and very popular to talk about AI and we acknowledge that we've got a ways to go, ensuring that our data is clean, organized, and orderly, but we have a really good roadmap and a great team that's driving our progress, and we're very optimistic about how we can effectively leverage AI as we move forward.

[Slide 20]

The third WBS growth driver is acquisitions and M&A has and is an important part of our growth strategy, meaning we need to be disciplined, starting with who we choose to acquire. We look for market leading positions in niche markets, high margin or high growth products and brands, and low capital intensity business models. We also look for channels that we understand, capabilities that extend what we already do well, and competitive advantages that we believe are sustainable. Choosing the right business is the first step. We've always viewed the closing of a deal as the starting line, not the finish line, because we believe that value creation in M&A is driven by what happens after a business becomes part of Worthington. We integrate that business, apply our operating disciplines, and we invest to make that business better. But importantly, we also learn from that business so that it can make us better.

[Slide 21]

The WBS is working and I think you can see it in our results. Through acquisitions, we've added capabilities and strengthened our positions in attractive markets. LSI, which is now going to market as Logan, a business of Worthington Enterprises, expands our capabilities into commercial metal roof clips. Elgen gives us capabilities in HVAC components and in structural framing. Both businesses add capabilities that fit naturally within our building performance solutions platform, and they both give us opportunities to grow within those platforms. Through transformation, we strive to make the businesses

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that we own more efficient, centralizing support functions, improving operations across our plants, and optimizing our global supply chains. And through innovation, we create new opportunities for organic growth, including liquid cooling applications for data centers and the Balloon Time Mini, which expanded a mature category rather than simply cannibalizing one of our existing products. What's really important to us is how these pieces connect together. Acquisitions add capabilities and create stronger platforms. Transformation improves those platforms. Innovation creates new ways to grow from those platforms. To us, that creates a virtuous cycle, better businesses generate more growth and free cash flows, giving us greater opportunities to reinvest that cash and create and compound additional value.

[Slide 22]

I would conclude with a simple message. Worthington Enterprises is a differentiated platform with meaningful runway ahead. I think three numbers best demonstrate that point. 116. 116% free cash flow conversion on a trailing 12-month basis demonstrates the cash generating capability of the company and the operating disciplines across our businesses. 80. More than 80% of adjusted EBITDA comes from businesses with market leading positions. Speaks to the quality of the company and the positions that we hold in markets that matter. And 25, 25% adjusted EBITDA margin, that's our new long-term target. Importantly, our plan to get there is built primarily around actions that we can control. Productivity, 80/20, innovation and discipline execution, not simply an assumption that our end markets improve. Connecting all three is the Worthington Business System. The way we grow organically, improve our businesses, and allocate capital in a disciplined and an impactful manner. We're a stronger company than we were three years ago. We have great leaders, a more focused and repeatable operating model, and higher free cash flow generation. We've made meaningful progress and importantly, we have more ways to grow and we know that we have more work to do. We believe that there is considerably more that we can accomplish and we are very excited about the future. Now you'll hear how those things are driven and how they work from inside the businesses. Jimmy will start with building performance solutions, including the opportunities that we see in data centers. Jimmy, come on up.

Jimmy Bowes:

[Slide 23]

Okay. Thank you, Joe. Good morning everyone. My name is Jimmy Bowes. I'm the President of Worthington's Building Performance Solutions business. Building Performance Solutions is exactly what the name implies. We provide engineered solutions that improve the performance of both residential and commercial buildings. Today, I'll show you what makes these businesses great, how we're making them better, and where we're seeing further opportunities to grow.

[Slide 24]

Before getting started, let me give you some background on the business. On a trailing 12-month basis, our wholly owned businesses generated $892 million in sales while the segment generated $240 million of adjusted EBITDA, which includes contributions from our joint ventures. Our businesses serves OEMs, distributors, and contractors across building systems, climate and comfort applications. These are great businesses and niche markets with deep engineering and manufacturing expertise and customer relationships that in many cases go back decades. Those capabilities and those relationships are what give us a meaning or what give us a strong foundation for future growth.

[Slide 25]

What we believe truly sets us apart is our ability to solve unique customer problems and execute reliably. Our products are highly engineered and in many of our markets, codes, qualifications, and

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technical expertise create meaningful barriers to entry. We believe few companies can match our combination of quality, product availability, and customer service. That means we are not competing simply on price. We are competing on the value we create for the customer, and that's what helps us maintain our positions and earn attractive returns.

[Slide 26]

Earlier, Joe discussed the resilience of demand across Worthington, and here are just a few examples to help further support this across BPS. As you can see, nearly 90% of our adjusted EBITDA is contractor driven. 72% is tied to non-residential activity. 63% comes from repair and replacement. And lastly, 64% of our adjusted EBITDA moves through professional distribution and another 34% through OEMs. Across both of those channels, our longstanding customer relationships are a competitive advantage and support recurring demand. That gives us an earnings base that's less dependent on new construction or any single end market.

[Slide 27]

Now I'd like to walk you through the playbook we've used to grow Building Performance Solutions into what it is today and how we plan to build on that success going forward. The first step in our growth platform and our growth playbook is creating differentiated value for customers. As I just mentioned, we never want to compete simply on price. We think WAVE's a great example of this. For certain applications, its solutions can reduce contractor labor by more than 50% and make installation up to three times faster. That value supports premium pricing and an exceptional EBITDA margin.

The second step in our playbook is to expand our offering. We want to leverage those strong customer relationships I just mentioned to earn the right to solve more of their needs. One example of this is in our LPG storage solutions business where we are expanding beyond portable propane LPG cylinders into horizontal propane tanks and tank refurbishment services. Both of those significantly address our total adjustable market and the value that we can provide to our customers.

The third step in the playbook is to scale, extending our existing platforms into adjacent markets where we believe we have a right to win. We did this with Elgen where we expanded into HVAC components and mechanical strut. We built on the decades long presence that we had in HVAC through our refrigerant cylinders, along with ClarkDietrich's strong reputation and their customer relationships that they developed in metal framing. We did this with Logan where we expanded into metal roofing. We built on our customer relationships and our market knowledge that we had already established in our spray adhesives business. In both of those cases, we had already understood the markets and had earned credibility with many of those customers. These acquisitions allow us to build on those relationships and offer even more solutions to our customers. Once we're in those new markets, we start the playbook again, differentiate, expand, and scale. That's the playbook that we've used to grow our earnings to date and that we will continue to use to create new opportunities for profitable growth across BPS.

[Slide 28]

Now let me show you where our products show up across different types of buildings. As you can see here, in a home, we participate across water, heating, cooking, cooling, insulation, and other essential systems.

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[Slide 29]

In a commercial building, we participate across ceiling systems, roofing, HVAC components, mechanical strut, metal framing, and water systems. Many of those products serve the same customers, creating opportunities for us to solve more of their needs in ways few others can. Now, before moving on, I want to highlight one of the fastest growing applications we're seeing today, and that is in data centers.

[Slide 30]

We've had a number of questions about our exposure to data centers, so I hope that this slide helps illustrate where we participate. Data centers are not a new strategy for us. They're an attractive new application for capabilities that we already have. And while many of our existing products I just mentioned on a previous slide also serve these facilities, the largest incremental opportunity that we see is in water systems supporting liquid cooling. Liquid cooling is one of the most exciting innovation opportunities that we have. I'm going to come back to liquid cooling shortly, but first I want to highlight how we're applying all aspects of the Worthington Business System across BPS.

[Slide 31]

As Joe explained earlier, the Worthington business system has three pillars. It's to acquire, to transform, and to innovate. I'll walk you through tangible examples of each of those.

[Slide 32]

First, let's discuss acquisitions. I've already explained how both Elgen and Logan extended our existing platforms, but I now want to highlight how we're applying Worthington's capabilities to make these businesses even better. First at Elgen, our focus has been primarily operational. We've significantly strengthened the safety culture, improved manufacturing processes, and leveraged our steel purchasing capabilities, and we are already seeing results. So we've achieved both stronger production output and increased customer bookings since the acquisition. At Logan, the opportunity has been more commercial. We've strengthened the sales organization and taken a much more proactive approach to identifying and pursuing growth opportunities. Happy to tell you that since the acquisition, we have tripled our active quote pipeline in this business. These are both different opportunities, but the same objective, take a good business and make it better. That's how we expect to grow earnings and improve return on the capital that we've deployed.

[Slide 33]

Moving on to transformation, I want to highlight our Amtrol water business as this is one of the clearest examples of our transformation in action. For some background, we acquired this business in 2017, and what's important is we have not materially changed the asset base. It's largely the same plant with the same talented people. What we have changed is how we operate it. We've applied 80/20, we've improved pricing, purchasing, and planning disciplines, and used automation to increase productivity. As you can see, the results are measurable. Since 2023, our sales per employee are up 20%. Gross and material is up 700 basis points while SG&A has declined 200 basis points. And most importantly for us, EBITDA has grown 1100 basis points. It's the same assets, better decisions, and better economics. That's the Worthington transformation in action.

[Slide 34]

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Now I want to show you how we're using our innovation capabilities to turn existing strength into a new growth opportunity. As many of you know, AI is driving computing density and significantly more heat inside data centers, which is accelerating the shift towards liquid cooling. We are taking decades of Amtrol's ASME engineering expertise and applying it to new solutions for these thermal management applications. And as customers move towards more modular cooling systems, the opportunity for us becomes even more interesting.

[Slide 35]

Historically, we've supplied engineered ASME tanks for individual projects. We estimate the legacy market for these tanks at roughly $200 million annually, but industry forecast suggests that liquid cooling could expand that market by more than tenfold over the next several years. And more importantly, our role in this process is evolving from simply building a tank to participating in the design process much earlier, with the opportunity to help establish the basis of design across multiple facilities. We are working with leading data center infrastructure providers, system integrators, and in some cases operators to develop thermal management solutions that can be deployed repeatedly. That means one successful design can create opportunities across multiple data center projects rather than starting from scratch each time. We are already seeing that opportunity translate into sales. As we've shared previously, we ship roughly $13 million of ASME tanks for data centers in all of fiscal year 2026, and we just did another 13 million in the first quarter of 2027 alone. And as Joe shared on our last earnings call, we expect that revenue number to grow sequentially throughout the remainder of 2027. Given that we've shared that previously, I would like to share some new information with you today from what we're seeing from our customers, why we believe we're positioned to win, and how we're preparing to scale.

[Slide 36]

So some new information, excited to share with you that over the past six months, our ASME data center tank quote pipeline value has more than doubled. What's particularly encouraging is that the breadth of our customer interest, nearly half of our quote pipeline value comes from repeat customers, and we've received requests to quote from more than 20 new customers in that short period of time. We're not just seeing opportunities with existing customers, we are expanding our reach across the data center industry. Now we know that not every quote will convert to an order and project timing will vary, but the level of customer engagement gives us confidence in the opportunity ahead. Now let me show you why we believe we're positioned to both win and to scale.

[Slide 37]

The three reasons we're most confident in this our engineering capabilities, our manufacturing flexibility and attractive economics. First, our capabilities are proven. Amtrol's thermal management solutions have been trusted for more than 50 years. These are critical applications where engineering, quality and reliability matter. These tanks may be a small part of the overall investment, but the overall cost can be significant. Second, we're combining our internal manufacturing capabilities with qualified outside partners. This allows us to scale with customer demand without having to build all the additional capacity ourselves. And third, the economics are attractive. Internal manufacturing provides opportunities for higher margins while outside partners allow us to grow earnings with less investment in fixed assets. We believe this combination positions us to capture meaningful growth while generating attractive returns for Worthington.

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[Slide 38]

So stepping back and looking at Building Performance Solutions overall, what does this all mean? Since our separation in fiscal 2024, BPS's net sales have grown 44%. Over that same period, wholly owned adjusted EBITDA has more than doubled from 46 million to 96 million, while margins have improved from 7.4% to 10.8%, and we see a clear path towards 15%. With continued growth, margin improvement, and better working capital management, we see a meaningful opportunity to generate more earnings and more free cash flow, and we will continue investing where we can earn attractive returns. Now I've been at Worthington for 17 years and I don't think we've ever had this combination of strong businesses, a clear strategy, and as many meaningful opportunities to grow. What excites me the most is the team that we have in place, the strong relationships we've built with both customers and suppliers and how well we are all working together to pursue those opportunities. We know where we want to go. We have a proven approach to getting there and we are confident in our team's ability to turn those opportunities into results. That's it for me and Steve, I'll turn it over to you.

Steve Caravati:

[Slide 39]

Thanks Jimmy, and good morning everyone. I'm Steve Caravati and I'm the president of our Trade and Specialty Solutions segment. At Worthington Enterprises, we believe that great businesses are built around products people trust, products they need and products they come back to buy again and again, and that's exactly what we've built in Traded Specialty Solutions. We serve professional tradespeople and consumers with market leading brands across tools, portable fuels and helium and other specialty applications. These are primarily essential repeat use products. Many are affordable, purchase frequently and tied to a specific job, project or activity. As I walk through the business, you will hear three key themes. First, the underlying demand profile is more resilient than you might initially assume. Second, we have opportunities to continue improving the economics of the business through the Worthington business system. And third, we have multiple ways to grow organically through innovation, distribution expansion, and leveraging existing customer relationships across the company.

[Slide 40]

Now before we go deeper, let me frame the size and scope of the business. Trade and Specialty Solutions generated $530 million of net sales and $99 million of adjusted EBITDA at a 19% margin on a trailing 12-month basis. What makes the business attractive is a combination of trusted brands, broad channel access, and products that are important to the customer or the job. Our brands have also demonstrated their staying power. Bernzomatic is 150 years old this year and Balloon Time, a brand and category that we created in the 1980s, turned 40 this year. That longevity reflects decades of delivering products customers trust and come back to repurchase. Those brands and relationships give us a strong foundation as we continue to improve the business and create opportunities for growth.

[Slide 41]

Joe talked about the resilience of demand across the company. Within Trade and Specialty Solutions, we have three distinct characteristics that help make that demand consistent and resilient. First, 53% of our adjusted EBITDA is driven by contractors. These are products professionals rely on to do their jobs every day. Whether it's a plumber making a repair or a contractor completing a project, the purchase is typically driven by a specific need rather than discretionary spending. And while many of these products are sold through retail channels, the end user is often a professional who needs the product to get the job done. Second, 66% of our sales come from essential need-based categories such as portable fuel used for heating, soldering and plumbing repairs, professional tools used by contractors to complete

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everyday jobs and specialty products that support routine maintenance and repair. These are relatively low ticket products, which makes the purchase decision less sensitive to changes in spending. And third, 70% of our sales come from consumable products rather than durable items. These products are consumed during use and need to be replenished frequently. Our durable products and install base can also create reoccurring demand for the consumables that go with them. For instance, our research shows professional tradesperson buys on average 17 fuel cylinders a year and replaces their torch on average once a year. Now that creates an attractive business model. Our durable products help establish the relationship and often create career loyalty while our consumables create reoccurring purchases over time, providing a more predictable and resilient demand profile for the business, and the price points reinforce that profile. Our essential categories average around $12 on shelf versus $35 for discretionary categories, while consumables average around $9 on shelf versus $33 for durable products. These are affordable purchases, but the more important point is that they are products customers need to get a job done and use repeatedly. When you put these characteristics together, professional demand, essential products, and recurring consumption, you have a business that is well positioned to consistently perform across economic cycles.

[Slide 42]

So how do those products reach the end user? Today, about 77% of our sales go through big box, 15% through specialty, 5% through distribution, and 3% through e-commerce. We've built a broad channel presence over many years across the U.S. and Canada. What matters is not simply the number of channels, but it's the relationships and capabilities we built with our customers that matter most. Big box is our largest channel, and that position reflects decades of building infrastructure, capabilities and relationships with the major retailers. In many of these categories, we are deeply embedded with our customers at all levels of the organization, bringing category expertise, end user insights, product innovation, and supply chain capabilities. Those relationships give us a broad customer access and create advantages for when we introduce something new. Rather than building distribution from scratch every time we innovate, we can bring new products to customers where we already have strong relationships, category credibility, and a history of execution. That significantly improves the speed and economics of innovation. So with our channel reach, customer relationships, and category expertise, our distribution network is more than a path to market. It is a growth asset for us.

[Slide 43]

This slide gives you a sense for where our products show up once they get into the hands of our end users. Our professional products like our Bernzomatic hand torches, LEVEL5 professional drywall finishing tools, General Tool moisture meters, and DEWALT concrete hand tools help contractors confidently complete a specific job or task. Our Balloon Time products, they help consumers create lasting memories and bring joy and excitement to life's special celebrations from birthdays and graduations to everyday milestones, and our Coleman portable fuel cylinders allow consumers to enjoy cooking outdoors while also providing temporary heat when needed.

Now, while the applications are different, there are common capabilities each share, including our design and manufacturing expertise, strong customer relationships, and extensive distribution network that have helped us build leading market positions.

[Slide 44]

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I want to walk through some examples of the WBS in action and show you how we leverage it in the Trade and Specialty Solutions segment. It is how we continue to improve and create opportunities for growth.

[Slide 45]

Let me start with our Chilton, Wisconsin facility where we design and manufacture our torch and portable fuel cylinders. It is a great example of transformation in action, and I want to start with safety. When we acquire a facility, safety is almost always an area where we can improve and is foundational to how we operate the plant and across the company. Chilton has gradually improved their safety metrics over time, but since we launched transformation, there has been a dramatic improvement with their total incident rate down 93%. From there, we have continued to improve the operation through facility modernization, which includes construction of our new field building that is scheduled to be operational by spring of 2027. This new field building expands our moat by modernizing old equipment, providing additional capacity, giving us manufacturing flexibility with our innovation pipeline, and providing additional space for merchandising opportunities with our retail partners. Our automation and continuous improvement initiatives have led to a reduction in inventory utilization costs by 13% and repair costs by 24%. And over the same period, sales per employee are up 63%. Now, what's important is that this is not a one-time cost reduction initiative. All of these improvements are a credit to our people and their continuous improvement mindset. We have also recently started applying the 80/20 process in our portable fuel and torch businesses, including Chilton and in Maize, Kansas. Now it is still early, but we are focused on the products, customers, and opportunities that create the most value, and we're excited about the potential for further improvement. And that's what we mean by transformation in the Worthington business system. Take an established operation, implement transformation, improve how it runs and drive better financial results over time. Chilton shows both value we have already captured and an opportunity to apply what we have learned elsewhere in the company.

[Slide 46]

Now, the Worthington Business System also helps us find growth within relationships we already have. We have strong customer relationships across the company, and when we connect those relationships with the broader Worthington portfolio, we can create opportunities for one part of the company to grow with a customer that another part already serves. Tractor Supply is a great example. We established a relationship more than a decade ago through our Trade and Specialty Solutions segment, and Worthington sales with Tractor Supply since separation have grown at 43% CAGR to over $25 million in 2026. We use our customer knowledge, relationships, and insights to identify opportunities to serve more of their needs. In 2024, we leveraged the strength of the broader Worthington portfolio to introduce portable propane tanks from Building Performance Solutions. The result, we won their full propane tank business, displacing a 20-year incumbent and demonstrating the power of our one Worthington approach to drive growth across segments. Today, four Worthington facilities serve more than 2,400 Tractor Supply locations, and the opportunities extend well beyond Tractor Supply. We have opportunities to deepen existing customer relationships by expanding beyond the one or two categories we serve today, allowing us to meet more of their needs and drive mutually beneficial growth.

[Slide 47]

Now, let me give you an example of how we use customer and end user insights to innovate. Balloon Time was born out of our refrigerant product line in the 1980s when we leveraged our expertise in pressurized cylinders to create an entirely new consumer category that has helped families celebrate

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life's special moments for more than 40 years. We went back to the end user to better understand how people were using the product and what can make their experience better. What we heard was that the larger tank was not always the right fit. It was harder to carry, to store, and it did not work as well in some of the places where our customers wanted to merchandise it. That led us to develop the Mini Tank. It gave users a smaller, easier to handle option while also taking up less shelf space for our retail partners. Now since launch, sales of the complete Balloon Time tank portfolio are up 27% and our retail door count is up 50% from roughly 30,000 doors to over 45,000. The smaller format also allowed us to expand into stores and channels where the larger tank was not as well suited, including drug, office, and grocery. Now that broader distribution gives more consumers an opportunity to see the brand, and we believe that increased visibility has also helped support the growth of the broader Balloon Time offering. For the user, the Mini is easier to carry, to store, and creates more opportunities to use the product. And for the retailer, it gives them a more flexible way to merchandise the category. And importantly, the growth is coming from expanding the category rather than simply moving customers from the larger tank to the smaller one.

[Slide 48]

I'm excited to share with you today one of the most innovative products to hit the professional torch market in a very long time, Bernzomatic's Fireshot. The Bernzomatic Fireshot shows how the same innovation approach works in a very different category this time in our torch business. Bernzomatic is 150 years old and is the number one brand amongst professionals in the blowtorch industry. We started with the trade professional and asked about their biggest pain points when using torches. The number one challenge we heard was working in tight spaces under a sink, inside a wall, or in a ceiling cavity. Now, rather than making incremental improvements to an existing torch, we designed Fireshot specifically around that problem. It is about half the size and 65% lighter than our legacy lineup with patented features that make it easier to work in those spaces. We validated demand before committing to launch and built the product through a formal stage gate process, and the result is a differentiated proprietary tool designed around a specific job to be done, including a smaller consumable fuel cartridge that is brand new to the market. Now, pros told us that they would buy Fireshot in addition to their existing torches rather than replace them, and that's important because it means we have an opportunity to expand the category rather than simply shift sales from one of our products to another. We're now leveraging Bernzomatic's brand and our existing customer relationships to roll Fireshot out across the U.S. and Canada, and we expect it to be available in approximately 5,000 stores by spring of 2027. And while we develop Fireshot around a specific need identified by professional users, we believe its compact size and convenience can make it useful across a much broader range of applications. Balloon Time and Fireshot serve very different users and applications, but the process is similar. We start with the end user or customer, we solve for the need and expand the category. That's what gives us confidence that our innovation approach is repeatable across the business.

[Slide 49]

In closing, I hope you now have a better understanding of why we believe this business is positioned for continued success. We have a resilient business built around affordable repeat use products supported by leading brands and broad channel access. We have already improved the economics of the business despite a challenging macro environment. Adjusted EBITDA margin has increased from 14.1% in fiscal 2024 to 18.7% today and a long-term target of roughly 21%. The Worthington Business System gives us a repeatable way to keep improving the businesses we own. And importantly, we don't believe that long-term ambition depends on any one lever. We have transformation opportunities through 80/20, organic growth opportunities through innovation, opportunities to expand distribution and channels,

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and opportunities to grow with customers we already serve. That gives us multiple ways to create value and continue improving both growth and profitability over time. Thank you for your time, and I'll now turn it over to Colin, who will take you through our financial profile and our long-term framework for value creation.

Colin Souza:

[Slide 50]

Good morning. I'm Colin Souza. I'm Worthington's chief financial officer. Joe, Jimmy, and Steve have shown you the quality of our businesses, the markets we serve, and how the Worthington business system creates value. Now, I'll walk you through how that translates into our financial performance. The financial case for Worthington is straightforward. Since the separation, we have increased earnings faster than sales, improved the economics of the businesses we own, converted those earnings into cash, and maintained substantial capacity to reinvest. And so the question for investors is whether that progress is durable and repeatable. And today I'll show you why we believe that it is.

[Slide 51]

Joe showed you our progress against the framework we established in 2023. From a financial perspective, the important point is that our progress has not been limited to growth. We have improved profitability, cash conversion, and operating returns at the same time. And since fiscal 2024, net sales have increased from $1.2 billion to $1.4 billion on a trailing 12-month basis or 6% compound annual growth rate. Our EBITDA has grown faster than sales with adjusted EBITDA increasing from $251 million to $303 million or a 9% compound annual growth rate. Our consolidated adjusted EBITDA margin has increased 115 basis points to 21%. And the improvement is even more pronounced in our wholly owned businesses where adjusted EBITDA margin increased from 7% to 12%, a 470 basis point increase. We also converted 116% of adjusted net earnings to free cash flow over the last 12 months, and that cash generation is a central feature of the Worthington model. It provides the resources to reinvest in the businesses, pursue acquisitions, and return capital to shareholders. And today we're adding adjusted return on assets as an operating metric. It measures the earnings generated by the operating assets we manage day to day, excluding goodwill and acquired intangibles. It also factors in maintenance capital spending. Together with free cash flow conversion, it keeps us focused on profitable growth that converts to cash. Adjusted ROA increased from 25.6% to 26.8% in the most recent quarter TTM. We view adjusted ROA and free cash flow conversion as complementary measures. Cash conversion shows how effectively earnings become cash, and adjusted ROA shows how productively we use the operating asset base to generate those earnings. And for acquisitions, we use a separate and more comprehensive return analysis that includes the full purchase price and all the capital and costs required to create value. We are not pursuing growth for its own sake, we are pursuing growth that converts to cash and earns an attractive return. So since the separation, we have grown, we have expanded margins, we've converted more of our earnings into cash and improved the returns we generate on our assets. In the next several slides I'll show you the progress or the sources of that progress.

[Slide 52]

And so, our EBITDA growth and margin expansion have been broad based across the portfolio. Trade and specialty solutions added $29 million of adjusted EBITDA since fiscal 2024. Growth came from volume, pricing, innovation, that includes balloon time, many of the new product offering there as well as operating improvements in our facilities such as Chilton, Wisconsin. Segment adjusted EBITDA margin increased 460 basis points to 18.7%. Our wholly owned building performance solutions business added another $50 million of adjusted EBITDA. This improvement reflects growth in water, including

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engineered ASME tanks for data center applications as well as cooling and construction, new product development successes, and contributions from Elgen and Logan. Wholly owned adjusted EBITDA margin in the segment improved 330 basis points to 10.8%. WAVE added another $17 million of adjusted EBITDA. Jimmy showed you how WAVE's differentiated system creates measurable labor savings for customers, which ultimately support their premium economics. That business continues to perform at a very high level. Importantly, these gains more than offset a $37 million decline in ClarkDietrich's contributions. ClarkDietrich remains a market leader in commercial metal framing, but it is tied more closely to new commercial construction, which has been weak outside of data center activity. So, this shows you the power of our diversified earnings base. The broader business has more exposure to non-residential repair and replacement activity and contractor or professional end users. Growth in our wholly-owned businesses and WAVE more than offset a meaningful new construction cycle headwind at ClarkDietrich. And the other bucket, which is primarily non-core joint ventures and unallocated corporate costs, was an $8 million headwind. The result, adjusted EBITDA growth of roughly 9%, margin expansion in both segments, and a stronger contribution from our wholly-owned businesses. And moving forward, the ClarkDietrich recovery represents additional upside, but it is not required for the financial framework we'll discuss in a minute. If you look at these results, we're tremendously proud of what we've accomplished over the past couple of years. Our employees have worked really hard across the whole company to make this happen, yet we're even more excited about the journey ahead.

[Slide 53]

There are two key drivers behind our stronger earnings profile, profitable growth and operating leverage. On a comparable basis, excluding the former sustainable energy solutions segment, sales increased by about $300 million since fiscal 2024 from approximately $1.1 billion to $1.4 billion. About $93 million of that growth was organic, and approximately $215 million came from the acquisitions of Ragasco, Elgen and Logan. We are being deliberate about separating the sources of growth. Acquisitions have contributed meaningfully to sales growth, while margin expansion reflects how we operate the businesses we own. Gross margin improved from 22.9% to 27.2%, a 430 basis point increase. And SG&A improved from 22.8% to 21.2% of sales, a 160 basis point increase. Together, those gains have created meaningful operating leverage. And as a result, sales have grown at a 6% compound annual growth rate while adjusted EBITDA has grown at a roughly 9% CAGR. Our wholly owned businesses have grown EBITDA even faster, reflecting both growth and significant margin expansion. That improvement work comes from some of the work you heard about today, 80/20, pricing discipline, automation, improved manufacturing performance, and a more efficient back office cost structure, and we're not done. Over the long term, we continue to track towards and are targeting gross margin of 30% and SG&A of 20%. That represents about 280 basis points of additional gross margin opportunity, and about 120 basis points of additional SG&A leverage.

[Slide 54]

So, stronger earnings are important, but converting those earnings into cash is equally important. Free cash flow is one of the most important metrics we use to operate the company, and the free cash flow story is now visible in the numbers. In our first full 12 months as a standalone company, we generated $139 million of free cash flow equal to 104% of adjusted net earnings. Over the last 12 months, we generated $196 million of free cash flow equal to 116% conversion. That is our highest level of free cash flow since becoming Worthington Enterprises, and represents a 41% increase. So, this result reflects more than just higher earnings. There we go. We've been deliberate about improving the way we convert earnings into cash. And so, how did we do that? Well, there are two important levers that we focused on. First, we have improved working capital discipline. We have focused on customer terms,

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inventory, and our supply base. 80/20 has also played a role here. Our cash conversion cycle improved by eight days over the past year, and the net working capital as a percent of sales has declined by approximately 300 basis points over the last several years. These are not one-time actions. Working capital performance is now embedded in our operating reviews and continuous improvement work across the company. Second, our capital profile is improving. We've generated this level of free cash flow while funding our facility modernization program, and while receiving approximately $40 million less in dividends from ClarkDietrich in the trailing 12-month period. TTM capital spending was $56 million, including $20 million related to the Chilton modernization project. As modernization spending winds down, we expect run rate capital expenditures to move toward approximately 3% of sales, and the cash profile of this asset light portfolio should become even more apparent.

[Slide 55]

And so, today we've presented Worthington as one integrated business. We have two larger joint ventures that complement our wholly owned businesses while contributing meaningful to the earnings and free cash flow, and this also requires limited capital from us. Our joint ventures are an important part of the Worthington ownership model. We do not consolidate their sales, but we receive our share of earnings and cash dividends that historically have approximated equity income. Those dividends are real cash available to reinvest in the enterprise, pursue acquisitions, and return capital to shareholders. First, WAVE is our 50/50 joint venture with Armstrong World Industries and has been part of Worthington since 1992. It is a market leader in ceiling suspension systems and integrated solutions. In fiscal 2026, WAVE generated $519 million of sales and $257 million of EBITDA, a margin of approximately 49%. WAVE serves commercial construction markets, but much of its demand is tied to repair, remodel, and major alterations rather than new construction. Its differentiated systems help contractors reduce installation time and increase labor efficiency, ultimately supporting their premium position. WAVE delivered another record quarter in Q1 of fiscal 2027, and is a good example of the kind of businesses that we like to own. They're a market leader in an attractive niche with strong customer relationships and differentiated products that continue to increase the value delivered to the contractor. ClarkDietrich, they're our 25% joint venture with MISA, and has been part of Worthington since 2011. It is the leader in commercial steel framing with fiscal 2026 sales of approximately $1.2 billion and EBITDA of $107 million. ClarkDietrich wins on the breadth of their product offering and their ability to compete at scale, but they're more exposed to new commercial construction and is currently operating below its earnings potential. We believe it is very well positioned when that market recovers. Both WAVE and ClarkDietrich benefit from strong demand and data centers, providing support to their backlog, and the cash contribution from our joint ventures is especially meaningful. We'll talk about the dividends here. So since fiscal 2022, WAVE has paid Worthington more than $500 million of dividends and ClarkDietrich more than $275 million dividends since that period. Historically, the joint ventures have distributed these cash dividends that have approximated their equity income. And so, overall these are two fantastic businesses, they are a key part of Worthington. WAVE is a high margin capital light asset that consistently turns earnings into cash dividends, and ClarkDietrich is a leading franchise operating below normalized earnings, which creates recovery upside but is not required for a long-term framework.

[Slide 56]

So, we benchmark our financial profile against a group of high quality building products and industrial peers. Armstrong, A.O. Smith, Carlisle, CSW, Fortune Brands, Masco, and Simpson Manufacturing. And in comparison, for our first trailing 12-month sales growth period of 18.4%, that's well above the peer average of 2%. That reflects the benefits of both organic growth and discipline acquisitions. Our adjusted EBITDA margin of 21.3% compared with a peer average of 23.3%. This gap reinforces the

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opportunity we see to continue improving profitability through the operating initiatives discussed today. On free cash flow conversion, we are ahead of the peer group at 116% compared with an average of 110%. Strong cash conversion is a defining feature of the financial model that we're building. Capital expenditures of 3.9% of sales, that's above the peer average of 3%, but that includes elevated modernization spending. So, excluding this modernization spend, our capital expenditures were about 2.5% in the period, already below the peer average. As our modernization spending program winds down, we expect capital spending to normalize at around 3% of sales. We also have lower leverage than the peer group at 0.8 times net leverage compared with 1.4 times. So, that balance sheet strength and our cash generation provide meaningful flexibility to reinvest in the business, pursue attractive acquisitions, and return capital to shareholders. And finally, our enterprise value to adjusted EBITDA multiple is approximately 11 times compared with 14 times for the peer group. We do not manage the company to a trading multiple. Our responsibility is to improve the operating metrics that earn stronger valuations over time. That's growth, profitability, cash conversion, returns, all paired with consistent execution. The long-term targets we will discuss in a moment reflect that ambition.

[Slide 57]

So turning to capital allocation, Joe opened today with the first line of our philosophy. Our first corporate goal is to earn money for our shareholders and increase the value of their investment. Capital allocation is how we put our cash to work in support of that goal.

[Slide 58]

Our capital allocation framework is balanced with a bias towards growth, and since the separation we have deployed $760 million of capital. We invested $423 million or 56% in acquisitions, we invested $140 million in capital expenditures, including $63 million in modernization. We returned $104 million through dividends and $93 million through share repurchases. In total, roughly three quarters of our capital deployment has supported acquisitions and capital investment, while roughly one quarter has been returned directly to shareholders. And going forward, our priorities remain unchanged. We will invest to maintain and improve the businesses we own. We will pursue acquisitions that fit our strategy, meet our return criteria, and have a credible path to value creation through the Worthington business system, and we will return capital to shareholders through a consistent dividend and opportunistic share repurchases. We will not pursue acquisitions simply to satisfy an inorganic growth objective. Every deal must fit the portfolio, earn an attractive return on the full purchase price, and have a clear plan to improve through the Worthington business system. We've paid a dividend every quarter since becoming a public company in 1968, and raised it again in June. We view the dividend as an important component of shareholder return, and we also repurchase shares opportunistically as well. So, our first priority is to fund the investments that can create attractive long-term value, and beyond those needs, repurchases are a compelling use of capital when they offer an attractive risk adjusted return. And so, overall the principle is simple. We will direct capital to the opportunities that we believe can create the greatest long-term value for our shareholders.

[Slide 59]

Our capital allocation strategy is supported by a very strong balance sheet. Net debt is $250 million or 0.8 times trailing 12 month adjusted EBITDA. We have approximately $550 million of liquidity between cash and our undrawn $500 million revolving credit facility, which matures in 2031. We also have an investment grade credit rating, which we value and are committed to maintaining. Our debt maturities are well laddered and there's no meaningful maturity until 2032. At our current leverage levels with

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strong free cash flow and no near term refinancing pressure, we can fund our organic investments and pursue attractive acquisitions while preserving the financial resilience that differentiates Worthington. So, that flexibility gives us the ability to act when opportunities arise, and without compromising the balance sheet.

[Slide 60]

Okay, so how do you translate that progress we've made and the financial flexibility we have into continued growth and higher profitability? This slide lays out our long-term earnings algorithm. We are targeting 6 to 8% annual sales growth with roughly half coming organically through price, volume, and innovation and the other half through discipline acquisitions. And importantly, we see multiple opportunities to expand our adjusted EBITDA margin from approximately 21% today toward our long-term target of 25%. The first is innovation and organic growth. As Jimmy and Steve showed you, we are developing new solutions, expanding into adjacent markets, and finding more ways to serve our customers. As we grow volumes and improve our product mix, we expect to benefit from the greater operating leverage and fixed cost absorption. We believe this can contribute approximately 200 basis points of margin expansion over time. The second is transformation, which we believe can contribute another 200 basis points or more. Through the Worthington business system, including 80/20, productivity improvements, cost discipline, value-based pricing, we see meaningful opportunities to continue improving the underlying economics of the businesses. You've seen several examples of that work today, and we believe there is still significant opportunity ahead. These contribution ranges are directional, they're not a mechanical annual bridge, but they illustrate the multiple operating levers we have to support the 25% target. And finally, discipline M&A provides incremental upside. We are focused on acquiring high quality businesses that are at least margin neutral to our existing portfolio, with opportunities to apply our innovation and transformation capabilities to improve their performance over time. Depending on the businesses we acquire, M&A could provide additional margin expansion beyond what we are targeting organically. And so, when you put that together, our path 25% is driven by the operating improvements and the segment ambitions we have laid out today. Further momentum in data center growth, a recovery at ClarkDietrich, and high quality acquisitions can add to this opportunity, but they are not required to support the framework. And as we continue to execute, we expect that growth and margin expansion to translate into higher earnings, stronger free cash flow, and attractive returns, which brings me to our long-term targets.

[Slide 61]

We know investors want to see a track record, and we are still relatively new as a standalone company, but three years in, the track record is growth, margin expansion, strong free cash flow and improving returns. And so, that progress gives us the confidence to raise our margin target, set a higher cash conversion target under our current methodology, and at a new return target. We view these targets as three to five years from now, which is consistent with our strategic planning processes used to manage the business. We are maintaining our sales target of 6 to 8% a year, that includes acquisitions, which is part of how we expect to grow and part of how we've grown in the past. Joe previewed our adjusted EBITDA margin target earlier. We are raising our target from 24% to 25%. We are at 21% today. The higher target reflects the stronger business mix and the operating leverage we have built, and the path is the one I described, gross margin toward 30% and SG&A toward 20%, driven by the Worthington business system. Jimmy showed you a target of 15% for our wholly owned building performance solutions businesses, and Steve showed you 21% for trade and specialty solutions. When you combine those segment targets with modest growth and JV contributions, and disciplined corporate costs, they support approximately 25% consolidated EBITDA margins. Additionally, we are setting a free cash flow

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conversion target of 100% or better, measured against adjusted net earnings. We're at 116% today. That target reflects our focus on consistently converting earnings into strong free cash flow, and making sure we maintain that high conversion rate even as we grow. For adjusted return on assets, we're sharing a new target of 30% against 26.8% today. As I described earlier, adjusted return on assets measures the earnings we generate relative to the assets employed in the business, and together with 100% free cash flow conversion, we want growth that converts to cash and earns an attractive return on the assets we have to put to work. And for those of you who want to model this, the appendix has all of our targets in one place, including segment EBITDA margins, gross margin, SG&A, and capital spending as a percentage of sales. These targets reflect our proven strength and greater ambition, where we believe our teams can take the business over the long term and the framework we will use to measure ourselves going forward. So, thank you for your time today and for your interest in taking a deeper look at Worthington Enterprises. Joe, I'll turn it back to you to close us out.

Joe Hayek:

[Slide 62]

Thanks, Colin. As we wrap up our prepared remarks, I do want to bring us back to the theme of the day, two of them, proven strength and greater ambition. I hope we've demonstrated why we believe that Worthington is a stronger company today than it was three years ago at the time of the separation, and why we're so excited about the opportunities that lie ahead.

[Slide 63]

We have market leading brands and businesses in attractive markets, more than 80% of our adjusted EBITDA coming from businesses where we have market leading positions. We've demonstrated our ability to generate strong free cash flows, converting 116% of adjusted net earnings into cash in the last 12 months. That cash generation combined with our strong balance sheet gives us the flexibility to continue investing in our businesses, pursuing acquisitions, and returning capital to shareholders. Importantly, we believe there's still a meaningful opportunity to improve. As Colin just mentioned, we're raising our long-term adjusted EBITDA margin target to 25%, which is supported by the continuous application of the WBS. What gives us confidence is that we have multiple ways to get there. We can grow organically through innovation, we'll continue improving our operations through transformation, and we'll pursue disciplined acquisitions that strengthen our businesses. We've made meaningful progress since the separation, but we believe that we're still early in what we can accomplish. None of this happens without our people. So, I want to thank our teams across Worthington. 86% plus of those folks go to work in a manufacturing setting every single day. We're grateful, we're humbled by their efforts, and we're exceptionally proud of what we've built. Their commitment to continuing to make us better every single day is what drives us. Also want to thank the team that put this event together. It is not easy and it takes a lot, so thank you guys. And with that, I invite Jimmy, Steve, Colin, and Katlyn to join me up here. We do have some chairs, so we'll open it up for some questions. And before we get started, I will acknowledge that there's a chance that we over-indexed on blue plaid sport coats today. And so thank you, Katlyn, for not doing that, but it should be more clear that we didn't actually arrange this because we probably wouldn't have chosen this. So anyways, Marcus, are you in charge?

Q&A Session:

Marcus Rogier:

Yep. For the Q&A, I'm going to come around, just go ahead and raise your hands. And when I come to you, please say your name and the firm you're with, and then we'll take your question.

Dan Moore - CJS Securities:

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Thank you. Thanks all. Dan Moore, CJS Securities. I think I'll start with Katlyn, if that's okay, since this is a great opportunity to learn a little bit more. How are you thinking about the sort of two to three year organic growth outlook at WAVE versus maybe where we were a couple of years ago? And it's always obviously been ... The mandate has been return cash to the parents. Are there opportunities to grow inorganically? Would that ever be a consideration for WAVE given the strength, the competitive position, the exceptional margin profile, et cetera? Thanks.

Joe Hayek:

Yeah, it's a great question, Dan, and I won't answer for anybody, but I'll try and sort of frame questions as they come in. And so, WAVE's a great business. I think we're lucky to have Katlyn and we're lucky to have her here. I think overall the way that we and she and her team see growth is dependent somewhat on macro conditions, GDP starts and things like that. But as we've consistently thought about it, it's more steady as she goes in terms of that level of growth. But Katlyn, feel free to dive in more.

Katlyn Sterner:

Yeah. Thanks, Joe. Yeah. From an organic standpoint, innovation for us really looks like continuing to create value at the job site for our customers, and that's something that we continue to do not only in the acoustical piece of our business certainly, but also we look to extend those advantages to other applications that are continuing to grow and that makes sense for us. And most notably, we've seen that certainly with our structural grid offering and other opportunities that we have in advanced manufacturing from a product system standpoint. And then, from an inorganic standpoint where it makes sense we have the opportunity to invest in capabilities that allow us to continue to grow, and we'll continue to look into those opportunities and work with our board to pursue them when it makes sense.

Dan Moore - CJS Securities:

Great, thank you.

Brian Biros - Thompson Research Group, LLC:

Morning, thank you. Brian Biros with TRG. I wanted to ask about how you guys see Worthington fitting into one of the secular themes you guys talked about up there, the reshoring. You guys obviously have great domestic manufacturing, great steel buying opportunities, those are real advantages. It's hard to quantify, and you guys have talked about before that you've seen that play through in the financials to some degree but have never really quantified it. So, I'm not asking you to quantify it today, but can you just provide some historical examples of how you've won from that kind of secular theme, and how you see that continuing and being long-lasting? Thank you.

Joe Hayek:

Sure, Brian, I'll maybe start with that one and then Colin or anybody else can pile on. I think for us, north of 80%, mid 80s of our revenue is sourced, manufactured and sold into the States. That is an advantage in a lot of ways, forgetting about tariffs for a minute, thinking about some of the things that we touched on today. Tight supply chains, ability to respond very quickly when it's appropriate. Think about some of the things that happen in the wintertime and some of the ways that our products get used to provide emergency heat and emergency cooking fuel, you simply can't provide that kind of responsiveness if you're very far away from a manufacturing perspective. And so, what we do very well is embrace our supply chains, improve our supply chains, but also really think about and be thoughtful about the relationships that we have with our customers and the solutions that we think really matter to their customers.

And so, having relationships that go back not six months or that aren't based on price, but relationships that go back years and are based on value that really do matter, and I agree it's tough to calculate or put

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a number on that. But it's something that we're very proud of because it's taken us decades to establish relationships like that, and value creation opportunities like that. But we're certainly going to lean into it as we go forward for the next several years.

Colin Souza:

Our feedback from the customer always helps with that in difficult times and as we're rolling out new initiatives and products. I'll just add too, Joe mentioned it earlier, 80% of our EBITDA is driven by market leading businesses. We have meaningful market share in a lot of our categories, and there's a responsibility to that because we're really important to our customers and their supply chain, and we don't take that responsibility lightly. And so, as we leverage our supply chain, especially when we're launching new products with our customers, it gives us the ability to pull those through just because we're a meaningful share of the category, we're meaningful to the customers, we're a domestic kind of manufacturer at the end of the day and we're going to be around for a long time to come. And so, just creates that closer relationship with the customer, and through innovation and supply chain we can leverage that as we go.

Walt Liptak - Seaport Research:

Thanks. Walt Liptak with Seaport. I wanted to ask a little bit about the Amtrol business and just make sure I understand the trajectory that it's on, because you're talking about sequentially growing from the 13 million in the first quarter. Is it growing just a little bit faster than that sequentially? And then you mentioned the new customers and these designs. When we go out past this year, maybe give us some idea about the visibility and win rates, things like that.

Joe Hayek:

Sure. Sorry.

Colin Souza:

Well, I'll just reiterate a little bit of what we've shared, Walt, which you referenced. So, we did $13 million in sales in data centers in fiscal year '26. We did $13 million in Q1, which was expected. And then we shared that sequentially, we expect that to continue to increase, and all the work Jimmy and his team are doing give us comfort that that's the case. And then we also shared there's a larger market opportunity for us out there in the space. And we believe that that opportunity is 10X what the legacy market in the space was, and that might be a few years from now or beyond, but based on what we're hearing from customers and our market assessment, we think that opportunity is significant enough for us to focus on it and continue to deploy resources there. And then as you might expect, we could look at investing into the space where we see it makes sense to continue to capture some of those earnings. And all of that further momentum and growth opportunity is incremental to the long-term targets we discussed earlier. And so, Jimmy, I don't know if there's anything you would add to it.

Jimmy Bowes:

Yeah, I'll add. We do expect the market to grow at the tenfold that we mentioned. We are seeing that play out in our quote "pipeline", like I shared. I'll give this to you. There's a lot of companies across the United States, a lot of manufacturers that can fabricate tanks. We are not really competing with them. There's not many folks that can offer the scale, the engineering capabilities, the technical expertise that we offer. So we do believe we're going to capture our fair share of that quote "pipeline" and of all that growth we expect. So we're super excited about where that market's going to go.

Walt Liptak - Seaport Research:

Just a follow-up on that. Worthington invests in automation and capital. There's no worries about that. I know you're asset light, but you're okay on investing. But with Amtrol, you're doing this outsource model versus in-source. I wonder if you could talk a little bit about why you didn't decide to go with an in-source model for the products, or for some of the products.

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Jimmy Bowes:

Yeah, I would just tell you it's just speed to market. So we, Worthington's been around for a long time. We know, given some previous businesses we've been in and out of over the last decade or so, we know a lot of tank manufacturers that can fabricate tanks that, historically, have maybe sold more in the oil and gas or specialty chemical markets. So we knew that they had available capacity, and we had good relationships with them, and they had capabilities, or at least assets, and maybe some weld skill sets that we could tap into. So that was just our fastest... We did debate it quite a bit. Should we deploy capital? Should we add a new line? Should we build a new plant? And we still may do those things, but right now the fastest thing to serve our customers was to expand our network, tap into those relationships we had, develop new relationships, and get those assets more utilized so we could serve our customers quicker. But we're open to doing both going forward.

Joe Hayek:

Yeah. I think, Walt, the only thing I would potentially add to the conversation, and it's maybe a bit of a different topic is people maybe felt a little differently about the future of data centers Wednesday morning when they woke up than Tuesday during the day based on the election results. And I mentioned it a bit ago, it's awfully early, but we believe that, longer term, there are lots of things that are happening and lots of necessities and imperatives for the development of technology and AI in the US that will make data centers a continuing priority for people from a construction perspective. We've seen a little bit of evidence of that. The newly elected governor of Texas has come out and said anything that was already permitted is clear to go ahead. That takes things in Texas, I think, certainly through 2027, maybe into 2028. There was a bill that started making its way through the Senate yesterday that will codify some of the things that are probably good results with data centers, specifically coding and permitting, but also bring your own power types of applications. And so I think that the way that people will think about this from a governing perspective will be maybe a little different than the way that election ads or things like that came down. Again, it's certainly early, but we do believe that capital is mobile and not every state in every jurisdiction said the same things that certain jurisdictions did. And so there may be some pivots, there might be some things that happen that make the constructing and the permitting and the securing of power for these things a bit different. And I think those might be very healthy things. So overall, we still feel really good about the future of that market and our place in it.

Dan Moore - CJS Securities:

Happy to keep going. Maybe a question for Steve. I know we're not going to get specific here, but how do we think about the delta between either EBITDA or EBITDA margin going from the traditional larger tank to the mini in terms of profitability per square inch, but unit of volume for the helium itself? How do we think about that? And then are there opportunities like Bernzomatic to expand distribution and expand profitability per unit in other areas of the business as we go forward?

Steve Caravati:

Yeah, certainly one of the ways that we can do that is through volume. And Party City closed shop a couple years ago and that coincided with the launch of the mini tank. And the smaller format allowed us to expand into other channels where they are more profitable than traditional mass retail channels like drug, grocery and office. So we're excited about expanding the users and use cases for the Balloon Time product, which will drive volume and profitability over time.

We feel the same way about Fireshot. We're pricing this competitively based off of the value that it brings the professional user, but more importantly, we're excited about expanding the category. Professional Torch users told us that they would buy Fireshot in addition to their existing torches rather than simply replace it. So that's obviously going to expand volume and users and use cases and

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ultimately distribution and channels. So we're excited about both as we continue to grow the category and expand margins.

Joe Hayek:

And Dan, the only thing I'd add there is when you think about EBITDA per square inch or things like that, that's really not how we ultimately think about it. And if you go back to the drivers that Colin laid out metrics wise, it certainly includes adjusted EBITDA margin and it certainly now includes return on assets. And so importantly, the Balloon Time mini and the new Fireshot, those are products that today we're not manufacturing.

And so those are manufactured by our partners. And so our assets associated with those dollars of revenue and those dollars of EBITDA are much, much lower. And we think about both and we mostly think about how it matters to the customer and how we can get newer products into the market faster by partnering. And if it ultimately becomes something that it makes sense for us to insource, we would think about that.

Dan Moore - CJS Securities:

And maybe just a quick follow up, either Joe or Colin, on ClarkDietrich, the 25% EBITDA margin target long term, are we basically assuming steady level of contribution from where we are today?

Colin Souza:

Yeah. So for ClarkDietrich, as we've shared just over the past few quarters, they've kind of stabilized from an earnings standpoint and they've been much higher in the past. Right? And so they've just been facing a tough new construction cycle headwind. And so from a modeling standpoint, right? Our long-term targets, how we think about three to five years out, we didn't assume a massive step up from ClarkDietrich at all, more of just consistent nominal growth from where they are today over the coming years. And to the extent we get a faster recovery there or improvement, that's upside to our targets.

Dan Moore - CJS Securities:

And from a portfolio management or capital allocation perspective, obviously it's been a tough few years for CD and not suggesting this is the right time in the cycle, but longer term, would you consider divesting that piece of the business just given your push toward less cyclical? Obviously it's higher ROIC and it's asset life from your perspective, but it does introduce a little bit more cyclicality to the overall portfolio. Thanks.

Joe Hayek:

Dan, I'll take that one. And I apologize if I'm microphone challenged a little bit up here. I think maybe we got it squared away. But the answer is never say never, but probably not. We love ClarkDietrich. ClarkDietrich is a great business. It is a market leading business. They continue to do great things. We continue to find and identify and pursue opportunities for us to jointly think about customers and segments that would include ClarkDietrich, it would include WAVE, it would include our wholly owned businesses.

We're selling into the same types of buildings through the same channels, namely distribution into the contractor channel. And there are terrific synergies. And so because of that and because of the fact that ClarkDietrich's just a great business, we're exceptionally happy with that team. They have had some headwinds. They've built muscles that will serve them well because it has been lean. And as you've seen the last couple quarters, the beginnings of a recovery, they'll leverage that muscle as the markets improve, which we believe that at some point they will.

Jimmy Bowes:

Joe, I'd just add that ClarkDietrich, I mean, I think you know this, they have the best customer relationships in that industry and the industry they play in. And we tap into that across our wholly own

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building performance solutions. They do open up doors for us to allow Elgen and other businesses we own to get into those distributors. Same thing with their operations. They're the best at manufacturing strut metal framing and we tap into that across our network. So I do believe we are stronger together. It may not show up in their P&L, but we're certainly benefiting from that relationship. Our joint venture partner is also very valuable as well.

Walt Liptak - Seaport Research:

Okay. I'll try a couple of follow lines from that. With ClarkDietrich, are they seeing benefits yet from data center? And as we kind of think out of, I know you didn't forecast much improvement, but is there a runway for data center for ClarkDietrich?

Colin Souza:

Yeah. So data centers, they are a meaningful part of ClarkDietrich's business. It's one of the faster growing areas for them. It's a different type of product. It's more structural steel versus the drywall framing that they've done traditionally. And that ultimately we've shared in the past, it's a little bit of a lower margin profile, but it's been a faster growing area for them.

And so it is growing for them. It's become a meaningful chunk of their business and it's offset some weakness in new construction and other areas like office and retail, but just comes with a different margin profile. And so we expect that to continue to grow and to the extent they get some recovery in some of their other commercial construction markets, that'll be the upside as well.

Walt Liptak - Seaport Research:

Okay, great. And then another one for me with the data point that you put out that 80% of the EBITDA is from market leading businesses. So I wonder if we could reverse that and what does that mean about the 20% of the EBITDA that's coming from other businesses? Are these fix and improve? Are these add-ons with acquisition strategically? What are you thinking about with those?

Joe Hayek:

Yes. Well, the math would suggest that 20% of our EBITDA comes from products and solutions where we are not a market leader. And a lot of times that will have to do much less with our product and how we feel about how those products are positioned and more to do with the market itself, how big that market is, how many competitors that are, who those competitors are. And for us, thinking about that, that's part of a diversified portfolio of products that creates different sets of opportunities.

For instance, you wouldn't want a company that has populated by all people that have 40 years of experience in that company. Right? You would want newer, less tenured folks on that leadership as well so you can bring new ideas and new perspectives. You wouldn't want your stock portfolio to be exclusively in one sector or in one company. And the same is true when we think about the markets that we're in.

We believe that those value streams where we're not leaders, that we can eventually become leaders and we will need to think a bit differently about how we position those brands and those value streams, how we invest in those, how we further position ourselves in those markets. But for us, it's a reflection of the fact that we have a dynamic portfolio. They're not always going to be impacted by the same things. And in a lot of respects, dynamics like that create upside for us from an organic growth perspective.

Jimmy Bowes:

Yeah. Well, I just add to you, it's a great question, but from an operator perspective, I think that 20% where we're not number one gives us, it's a lot more fun. A lot more room to go play offense versus play defense. The recent acquisitions we've made, I don't think we would say we're the number one position in those markets, which is one reason why we acquired them because we can take them, tuck them into

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the WBS system and grow those businesses versus play defense and try to maintain that number one spot.

Brian McNamara - Canaccord Genuity:

Hey, good morning. Brian McNamara from Canaccord. I think I asked a similar question to Joe on the last earnings call, but I'd be interested to hear Jimmy's perspective here. Just going back to slide 30 here, you have Amtrol, WAVE, ClarkDietrich, Elgen, lots of shots on goal with the data center opportunity. I'm curious, is there a bundling opportunity here across your brands given the different point of opportunity here?

Joe Hayek:

Brian, are you answer shopping? Yeah. I think that the answer is yes with some limitations that are caused and created by the way that those businesses and those data centers ultimately get constructed. But I think Jimmy has some-

Jimmy Bowes:

Yes. Yeah. So the short answer is yes. Outside of Liquid Cooling, which is specific channel, new to us, newer to us in some cases, some of the customers we're working with, ClarkDietrich, Elgen, WAVE in some cases, all of our other businesses that where we're selling the data centers, for the most part, we're going through similar channels.

And where we see that, we are quickly making sure, one, that customer knows what all we have to offer, two, that we're the same customer. And if we can offer them something else in terms of some sort of financial rebate potentially that nobody else could offer, we'll certainly pursue that.

Brian McNamara - Canaccord Genuity:

Got it. And one directly for Joe this time. So investor feedback we get talking to folks about the stock is that you have this crown jewel building performance solutions business. I guess the crown jewel of that would be WAVE. And then you have this trade and specialty solutions business, which people characterize as a bit lower quality. So why does it make sense to have both businesses under the same roof? And is there any thought to maybe potentially splitting that down the road?

Joe Hayek:

So you're lucky you didn't direct that question to Steve because you might have gotten a different answer, but it's fair. One of the reasons that we decided to change the names of the segments, right? From building products and consumer products to BPS and trade and specialties, we talked about the things that underpin all of our businesses, including shared manufacturing, shared EH&S, shared engineering, shared quality, shared manufacturing expertise, shared supply chain, shared finance, all of those things.

But think about it again, the first part of trade and specialties is trade. North of half of that business goes to contractors. It's not a consumer products business the way that people have historically defined them. It's more a matter of where contractors, DIYers, and certainly some consumer applications. It's where people ultimately go to find and buy those products. A lot of TSS goes through the exact same channels that BPS does.

And so TSS is also a fantastic business. It has not grown as quickly inorganically over the last couple years. It's 38, 40 percent of overall revenues, but the margin profile is terrific. The free cash flows are terrific. The growth trajectory is terrific. The innovation pipeline is terrific. And so our businesses individually are really, really strong, but together they're that much better. And so we're not inclined. Again, I would say the same thing I said relative to ClarkDietrich, never say never, but that's not on our top 20 list of good ideas.

Jimmy Bowes:

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Now, I'd just add on to that again. Sorry to keep adding on, but I do agree. I think our business, BPS, is better when we're together. We buy a lot of steel and we both benefit from that. They buy a lot of propane in TSS to fill those cylinders. They buy that propane from customers that we sell to. They buy a lot of helium to fill those cylinders.

They buy that helium from a lot of our customers. They're very good at marketing, e-commerce, new product development, brand development. We would historically not have those skillset, some of those skill sets as much as they would have in our end markets and we tap into that. When I hear that question from you, I just immediately get nervous that if we were not together and we didn't have their capabilities next to us, I wouldn't be excited at what BPS could do.

Steve Caravati:

And just to add on to that, I showed the example of Tractor Supply, right? How we were leveraging existing customer relationships within trade and specialty to help grow building performance solutions. And if you saw, only 5% of our revenue comes from distribution and the majority of the revenue comes from distribution on Jimmy's side. And as that pro distribution market consolidates, we want to leverage their relationships to expand into those channels as well. So we definitely believe that we are better together.

Joe Hayek:

And we recognize that wasn't your question. That was a question from investors and we appreciate that.

Marcus Rogier:

So we're getting towards the end of the allotted time. We could probably take one or two more questions here.

Susan Maklari – Goldman Sachs:

Thank you. I want to go back to your comment about outsourcing more of the production and focusing instead on the innovation and the product development internally. What does that mean in terms of freeing up cash flow perhaps that can then be deployed to other areas of the business, but then also are there implications in terms of the margins and how you're thinking about those long-term targets that you set out with the 25% EBITDA?

Joe Hayek:

So a couple of pieces there. I'll get to the EBITDA margin targets, but generally speaking, what we've really embraced over the last several years is the notion that we don't have the market cornered on good ideas and we don't have the market cornered on capabilities. And there are others that possess capabilities that we can potentially leverage. And so what you'll see from us in new products and new areas of growth is that initially we're really good at engineering.

We're really good at thinking about voice of customer. We're also really good at manufacturing and we have been for a long time, but that doesn't mean that we should in an existing facility or in a Greenfield facility necessarily need to or want to manufacture every single thing that we ultimately sell. And so by taking advantage of networks of partners, we can go faster, we can get to market faster, we can assess what ultimately the longer term demand for these new products is, and then we can make better, more informed long-term decisions on where that manufacturing should rest.

And so again, going back to a number of metrics that are important to us, I think you mentioned them. One is certainly EBITDA and EBITDA growth and margin growth. The other is return on assets. And in certain cases, we are willing to take a slightly lower EBITDA margin if it comes with significantly less capital invested just because that's ultimately going to drive additional and higher free cash flows.

And so the model that we're articulating is not formulaic in such that we're going to do the following things over the coming quarters, but it is embedded in the EBITDA margins that we have talked about

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and that we're going to have as a long-term goal and a target. And so I think for us, it can and should be a bit of a hybrid model in terms of the way that we think about things. And ultimately, if we're the best person to manufacture that, then we'll do it. And if we're not, then we will continue to embrace having partnerships.

Susan Maklari – Goldman Sachs:

Are there things that you can bring in house over time depending on how they evolve and the demand patterns?

Joe Hayek:

There's nothing that we couldn't bring in house if we really got committed to it and thought it was the best thing to do. Yeah, good question.

Don Wang – Tocqueville Asset Mgmt:

Katlyn, a couple of questions for you, if you please. What's been the approximate growth in specifying architects over the past handful of years?

Joe Hayek:

Sure. And again, I'm just quarterbacking. I mean, think about it. I think from a market share perspective, WAVE's is pretty good. And so what WAVE and we and our partner Armstrong are always trying to do is continue to delve deeper and educate new generations of those architects and those contractors. So but yeah, go ahead.

Katlyn Sterner:

Yeah, I would agree. I mean, that's the strength that we leverage from the Armstrong side of the business, right? That deep go-to-market expertise, certainly the broad product portfolio when we think about systems. And Armstrong has a lot of feet on the street with the specifiers.

Don Wang – Tocqueville Asset Mgmt:

How much is it up over the past couple of years, Katlyn, would you guess specifying architects?

Katlyn Sterner:

I'm not quite sure what that number would be.

Don Wang – Tocqueville Asset Mgmt:

All right. Second question. How much of the mid-single digit growth over the past few years have been either price increase, richer mix versus increase in square footage or tons?

Joe Hayek:

I think it's been primarily a flat-ish market with pockets of strength. You think about education, you think about healthcare, you certainly think about data centers, which ultimately rolls up in commercial, but then you think about commercial absent data centers across the country being down some.

And so I think what WAVE has become excellent at over the last decade or so is innovating such that a contractor who's doing a job can look at their entire cost to do a job and think about it as this percentage is labor, this percentage is material. And if the material that you buy can help you go faster from a construction and a labor perspective, you're probably willing to pay a bit more. So I think the net answer to that is it's a mix of both.

Don Wang – Tocqueville Asset Mgmt:

To paraphrase, I presume mainly price richer mix as opposed to square footage growth, tonnage growth?

Joe Hayek:

I think that's fair. Yeah.

Katlyn Sterner:

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That's fair.

Don Wang – Tocqueville Asset Mgmt:

The last thing is, and by the way, Katlyn, you have an excellent ventriloquist, so I compliment you too. Is your market share in data centers to date equal, less, or more than your market share in the rest of residential construction?

Katlyn Sterner:

We continue to grow with our opportunity in data centers and our pipeline continues to grow and we have opportunity to expand. So I would say that we're early on our journey and we'll continue to innovate and solutionize for those customers.

Colin Souza:

Yeah. Safe to say it is WAVE or Worthington, we haven't disclosed market shares on data centers for the WAVE piece of the business, but safe to say it's a smaller piece, but the fastest growing piece across the portfolio and is helpful in the face of this flattish volume environment that we talked about.

Marcus Rogier:

So we're going to close out the Q&A. Everyone will be around for lunch afterwards, but I'll hand it back to Joe to close it up.

Joe Hayek:

Okay. Thanks. Thanks, Marcus. And thank you all again for joining us. I think we would be remiss if we didn't spend a minute trying to tie the long-term targets that we just talked about and that we have updated, refreshed, increased. I was talking to somebody before the conversation started and they said, "Hey, that's really great. You've got your green on the long-term targets that you set about."

But everybody up here has been schooled and part of transformation is that you set targets that you think are stretchy. And so the easy response is if you're meeting your goals, then your goals weren't stretchy enough. And so you need to have some yellow as opposed to all greens. And that's what we're doing and we believe we can do it. But I would also think about the fact that long-term targets and long-term goals are made up of years, which are made up of quarters, which are made up of months and weeks and days.

And we have a fantastic team. There are things that have happened in the last couple of years that have created inflationary conditions. And those inflationary conditions include everything from steel prices to diesel prices to freight and labor. All of those things create opportunities for us to differentiate ourselves. They create challenges. Some of those things when the year turns will actually become even more pronounced. Right? When we think about different contracts and different things like that.

But for us, it's an opportunity to continue to differentiate ourselves versus our peers and versus our competitors. When we have faced price increases through raw materials, through tariffs, we've got a playbook that has become relatively well-worn at this point. We are constantly trying to take costs out of our own supply chain. We're asking our partners to share increases with us and we take price actions when we believe that we should or believe that we have to.

And so those are all things that are day-to-day grind execution that power our ability to generate the financial returns that we do, the cash flows that we do, and really set us up to take advantage of the opportunities that we believe we've earned the right to pursue. And when we think about how much we as a company have to be proud of, we take a minute and we reflect on that, but then we think about how much we have to look forward to and what we can and are going to drive to be able to do in the next several years.

We get really, really excited. The best thing that we as a leadership can do is execute, and that's happening while we're up here back in our offices and our manufacturing facilities. It'll continue to

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happen. We will continue to articulate the story and to try and have the right types of conversations. But we appreciate everybody that's online making time for us. We certainly appreciate those of you that could make it here today and joining us. Thank you for your interest. Thank you for your support. Thank you for your questions, and we'll look forward to talking to everybody soon. Thanks.

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